Exhibit 99.1

AÉROPOSTALE REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL 2009

Fourth Quarter Earnings of $0.99 Per Diluted Share
Provides First Quarter and Full Year Fiscal 2010 Guidance

New York, New York, March 11, 2010 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the fourth quarter and fiscal 2009, and provided guidance for the first quarter and full year fiscal 2010. All references to earnings per share have been adjusted for the 3 for 2 common stock split that was effective on March 5, 2010.

Fourth Quarter Performance
Diluted net earnings for the fourth quarter of fiscal 2009 increased 48% to a record $0.99 per share, compared to net earnings of $0.67 per share in the fourth quarter of fiscal 2008.  Net income for the fourth quarter of fiscal 2009 increased 42% to $96.6 million, compared to net income of $68.2 million in the fourth quarter of fiscal 2008.

Total net sales for the fourth quarter of fiscal 2009 increased 16% to $801.2 million, from $690.0 million in the year ago period. Same store sales for the fourth quarter increased 9%, compared to a same store sales increase of 6% last year.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, said, “We are very pleased with our strong performance for both the fourth quarter and full year. We continued to build upon our brand momentum and experienced record breaking periods for Aéropostale. These results were achieved through the power of our nimble and flexible operating model, combined with the hard work of our entire organization.”

Full Fiscal Year Performance
Diluted net earnings for fiscal 2009 increased 54% to a record $2.27 per share, compared to net earnings of $1.47 per share in fiscal 2008.  Net income for fiscal 2009 increased 54% to $229.5 million, compared to net income of $149.4 million in fiscal 2008.

Total net sales for fiscal 2009 increased 18% to $2.230 billion, from $1.886 billion in the year ago period. Same store sales for fiscal 2009 increased 10%, compared to a same store sales increase of 8% last year.

First Quarter and Full Year 2010 Guidance
For the first quarter of fiscal 2010 the Company expects earnings in the range of $0.39 to $0.40 per share, an increase of 26%-29% compared to earnings of $0.31 per share for the first quarter of 2009. For the full year, the Company expects net earnings per share growth of approximately 15%.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, commented, “We are very excited about our strong start to the new fiscal year. Our spring merchandise assortment is resonating with our customers and we are well positioned to building upon our successes for the remainder of the year. In the coming year we look forward to growing both Aéropostale and P.S. from Aéropostale, maximizing our real estate opportunities, and investing in technology and in our infrastructure. We are very proud of the accomplishments we have made in our business, and we look forward to achieving another record year in fiscal 2010.”

E-commerce
Total net sales from the Company’s e-commerce business for the fourth quarter of fiscal 2009 increased 42% to $63.9 million, from $45.0 million in the year ago period.  Total net sales from the Company’s e-commerce business for fiscal 2009 increased 48% to $129.0 million, from $87.1 million in the year ago period.

Strong Cash Positioning
The Company ended fiscal 2009 with cash and cash equivalents of $347.0 million, compared to $228.5 million last year, and had no debt outstanding.

Store Growth and Capital Spending
The Company plans approximately $80.0 million in capital expenditures for fiscal 2010 to open approximately 25 Aéropostale stores, approximately 25-30 P.S. from Aéropostale stores, and approximately 40 store remodels, in addition to certain information technology investments. This compares to capital expenditures of approximately $54.0 million in fiscal 2009.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its fourth quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 895 Aéropostale stores in 49 states and Puerto Rico, 44 Aéropostale stores in Canada and 14 P.S. from Aéropostale stores in five states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 30, 2010	January 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$346,976	$228,530
Merchandise inventory	132,915	126,360
Other current assets	40,900	38,991
Total current assets	520,791	393,881

Fixtures, equipment and improvements, net	251,558	248,999

Other assets	19,960	15,039

TOTAL ASSETS	$792,309	$657,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$90,850	$77,247
Accrued expenses	150,990	98,190
Total current liabilities	241,840	175,437

Other non-current liabilities	115,980	127,422

Stockholders’ equity	434,489	355,060

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$792,309	$657,919

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	January 30, 2010		January 31, 2009
		% of sales		% of sales

Net sales	$801,223	100.0%	$690,017	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	490,575	61.2	446,500	64.7

Gross profit	310,648	38.8	243,517	35.3

Selling, general and administrative expenses	151,498	18.9	130,055	18.8

Income from operations	159,150	19.9	113,462	16.5

Interest expense, net	32	0.0	20	0.0

Income before income taxes	159,118	19.9	113,442	16.5

Income taxes	62,554	7.8	45,217	6.6

Net income	$96,564	12.1%	$68,225	9.9%

Basic earnings per share	$1.00		$0.68

Diluted earnings per share	$0.99		$0.67

Weighted average basic shares	96,467		100,233

Weighted average diluted shares	97,982		101,160

STORE DATA:

Comparable store sales increase	9%		6%

Stores open at end of period	952		914

Total square footage at end of period	3,428,376		3,284,614

Average square footage during period	3,431,716		3,296,466

Note:
All share and per share amounts were given retroactive recognition to the three-for-two common stock split that was effective on March 5, 2010.

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	52 weeks ended
	January 30, 2010		January 31, 2009
		% of sales		% of sales

Net sales	$2,230,105	100.0%	$1,885,531	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	1,382,958	62.0	1,231,349	65.3

Gross profit	847,147	38.0	654,182	34.7

Selling, general and administrative expenses	464,462	20.8	405,883	21.5

Income from operations	382,685	17.2	248,299	13.2

Interest income, net	121	0.0	510	0.0

Income before income taxes	382,806	17.2	248,809	13.2

Income taxes	153,349	6.9	99,387	5.3

Net income	$229,457	10.3%	$149,422	7.9%

Basic earnings per share	$2.30		$1.49

Diluted earnings per share	$2.27		$1.47

Weighted average basic shares	99,629		100,248

Weighted average diluted shares	101,025		101,364

STORE DATA:

Comparable store sales increase	10%		8%

Average square footage during period	3,358,199		3,139,515

Note:
All share and per share amounts were given retroactive recognition to the three-for-two common stock split that was effective on March 5, 2010.